Exhibit 3.1

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THORNE HEALTHTECH, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Thorne HealthTech, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Thorne HealthTech, Inc., and that this corporation was initially incorporated under the name of Thorne Holding Corp. pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 17, 2010 (the “Original Certificate”). The Original Certificate was amended and restated in its entirety pursuant to an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 23, 2010 (the “First Restated Certificate”). The First Restated Certificate was amended and restated in its entirety pursuant to the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 10, 2011 (the “Second Restated Certificate”), which Second Restated Certificate was subsequently amended pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware on January 10, 2012. The Second Restated Certificate was amended and restated in its entirety pursuant to the Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 29, 2015 (the “Third Restated Certificate”). The Third Amended and Restated Certificate was amended and restated in its entirety pursuant to the Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 20, 2017 (the “Fourth Restated Certificate”). The Fourth Amended and Restated Certificate of Incorporation was amended and restated in its entirety pursuant to the Fifth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on October 3, 2018 (as amended, the “Fifth Restated Certificate”), and the Fifth Amended and Restated Certificate was amended by that certain Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on November 13, 2020, changing the name of the corporation to Thorne HealthTech, Inc.

2. Pursuant to Sections 242 and 245 of the General Corporation Law, this Sixth Amended and Restated Certificate of Incorporation amends and restates the Fifth Restated Certificate in its entirety.

3. This Sixth Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the Board of Directors of Thorne HealthTech, Inc. and by the written consent of the stockholders of Thorne HealthTech, Inc. in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law.

4. The text of the Fifth Restated Certificate is hereby restated and further amended to read in its entirety as follows:

FIRST: The name of this corporation is Thorne HealthTech, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The Corporation is authorized to issue shares of stock as follows:

  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 222,700 shares, consisting of (i) 142,000 shares of Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), (ii) 20,000 shares of Class B Common Stock, no par value (“Class B Common Stock” and collectively with the Class A Common Stock, “Common Stock”), and (iii) 60,700 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), all of which are hereby designated “Series E Preferred Stock” (“Series E Preferred Stock”).

This Sixth Amended and Restated Certificate of Incorporation shall become effective upon the filing and acceptance hereof by the Delaware Secretary of State (the “Effective Time”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article Fourth refer to sections and subsections of this Article Fourth.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting.

2.1 Class A Common Stock. The holders of the Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to any terms of the Series E

Preferred Stock with respect to which the holders of the Series E Preferred Stock are entitled to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of the Series E Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2.2 Class B Common Stock. The holders of the Class B Common Stock shall not be entitled to vote on any matters, except as may be required pursuant to the General Corporation Law.

B. CONVERTIBLE PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers, privileges and preferences, and the restrictions, qualifications and limitations with respect thereto, as stated or expressed herein. All shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.	Dividends.

For purposes of this Certificate of Incorporation, “Series E Original Issue Price” shall initially mean $2,280.03 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other events affecting the Series E Preferred Stock.

1.1 Dividends or Repurchases. Subject to the last sentence of Section 2.1, unless otherwise consented to by holders of at least seventy-five percent (75%) of the outstanding shares of Series E Preferred Stock, the Corporation shall not declare, pay or set aside any dividends or distribution on shares of Common Stock or declare, pay or set aside any amounts in connection with the repurchase or redemption of any class or series of capital stock of the Corporation, or any similar transaction, except for repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary pursuant to any written agreement approved by the Board of Directors, until each holder of Series E Preferred Stock has received cumulative distributions under Section 2.1(a) in an amount per share equal to the Series E Original Issue Price.

2.	Dividends, Distribution, Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1	Payments to Holders of Series E Preferred Stock and Common Stock.

(a) In the event the Board of Directors determines to declare the payment of any dividends or make any other distributions to the stockholders of the Corporation (other than in connection with a Qualified IPO, a Liquidation Event or a Deemed Liquidation Event), the assets of the Corporation then available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

(i) first, to the holders of the Series E Preferred Stock then outstanding until such holders have received on a cumulative basis, including all distributions made to such holder after the Effective Time on account of their Series E Preferred Stock pursuant to this Section 2.1(a)(i), an amount per share equal to the Series E Original Issue Price; and

(ii) second, after payment in full of all amounts distributable under Subsection 2.1(a)(i), to the holders of Class A Common Stock and Series E Preferred Stock, on a pro rata pari passu basis based on the number of shares of Class A Common Stock then held by each such holder (assuming conversion of all outstanding shares of Series E Preferred Stock into Class A Common Stock, whether or not then convertible in accordance with the terms thereof).

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”) or Deemed Liquidation Event (as defined below), the assets of the Corporation then available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority (subject to the last sentence of this Section 2.1):

(i) first, to the holders of the Series E Preferred Stock then outstanding until such holders have received an amount per share equal to the Series E Original Issue Price; and

(ii) second, after payment in full of all amounts distributable under Subsection 2.1(b)(i), to the holders of shares of Common Stock then outstanding on a pro rata basis based on the number of shares of Common Stock then held by each such holder.

Notwithstanding the foregoing provisions of this Section 2.1 or any other provision of this Certificate of Incorporation, the proceeds of any Deemed Liquidation Event may be paid to the holders of capital stock of the Corporation in accordance with the terms and conditions of the agreement or agreements providing for such Deemed Liquidation Event if such agreement or agreements are approved by the affirmative vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding shares of the Series E Preferred Stock.

2.2	Deemed Liquidation Events.

2.2.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least seventy-five percent (75%) of the outstanding shares of Series E Preferred Stock elect otherwise by written notice to the Corporation at least ten (10) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i) the Corporation is a constituent party, or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that for the purpose of this Subsection 2.2.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation or the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(c) a transaction or series of related transactions in which an entity or individual, or a group of related entities and/or individuals, acquires shares, in the aggregate (not including any shares owned by such entity or individual or group of related entities and/or individuals prior to such transaction or series of related transactions), representing more than fifty percent (50%) of the outstanding voting power of the Corporation.

For purposes of this Article Fourth, the term “Designated Holders” shall mean Mitsui & Co., Ltd., a Japanese corporation (“Mitsui”), and Kirin Holdings Company, Limited, a Japanese corporation (“Kirin”), respectively, so long as such respective entity (together with any of its affiliates) at the applicable date and time continues to hold a number of shares of Series E Preferred Stock (including for this purpose the number of shares of Series E Preferred Stock that were converted into shares of Common Stock then held by such entity) equal to no less than fifty percent (50%) of the number of shares of Series E Preferred Stock originally issued to such entity (after giving effect to any stock dividends, stock splits, combinations or other events affecting the Series E Preferred Stock as a class).

2.2.2 Effecting a Deemed Liquidation Event. Subject to the last sentence of Section 2.1, the Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.2.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2.1.

2.2.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, lease, transfer, exclusive license, other disposition or redemption shall be the cash or the fair market value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The fair market value of such property, rights or securities shall be determined in good faith by the Board of Directors and except that any securities to be distributed to stockholders in a Liquidation Event or a Deemed Liquidation Event shall be valued as follows:

(a) The method of valuation of securities not subject to investment letters or other similar restrictions on free marketability:

(i) if traded on a national securities exchange or a recognized national quotation system, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution;

(ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; or

(iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(b) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability shall be to make an appropriate discount from the market value determined above in Subsections 2.2.3(a)(i), (ii) and (iii), to reflect the approximate fair market value thereof, with such discount determined in good faith by the Board of Directors.

2.2.4 Allocation of Escrow. In the case of any Deemed Liquidation Event, if any portion of the consideration payable to the Corporation, its subsidiaries or to stockholders of the Corporation is placed into escrow and/or is payable to the Corporation, its subsidiaries or to stockholders of the Corporation subject to contingencies or the passage of time, including, without limitation, any milestones or earn-out provisions, the agreement or agreements providing for such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any such contingencies or the passage of time (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2.1 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any additional consideration which is paid or becomes payable to the Corporation, its subsidiaries or stockholders of the Corporation upon release from escrow, satisfaction of contingencies or after the passage of time shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2.1 after taking into account the previous payment of the Initial Consideration and any amounts previously released or paid and allocated among such holders upon release from escrow, satisfaction of contingencies or after the passage of time as part of the same transaction.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series E Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock held by such holder or into which the shares of Series E Preferred Stock held by such holder were convertible (whether or not then convertible in accordance with the terms thereof) as of immediately prior to the record date for determining stockholders entitled to vote on such matter. Except as provided by law or as provided in this Certificate of Incorporation, holders of Series E Preferred Stock shall vote together with the holders of Class A Common Stock as a single class and on an as-converted to Class A Common Stock basis.

3.2 Election of Directors. The number of directors that shall constitute the whole Board of Directors initially shall be seven (7) and thereafter shall be such number as from time to time shall be fixed by, or in the manner provided in, the Fourth Amended and Restated Stockholder Agreement, dated as of July 5, 2018, by and among the Corporation and the stockholders identified therein, as the same may be amended, modified, supplemented and/or restated from time to time (the “Stockholder Agreement”), and the Bylaws of the Corporation. Any director elected as provided in the Stockholder Agreement may be removed without cause by, and only by, the stockholder(s) entitled to elect such director pursuant to the Stockholder Agreement, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by a holder or the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of such holder or the holders of such class or series.

3.3 Series E Preferred Stock Protective Provisions. At any time when any shares of Series E Preferred Stock are outstanding, and in addition to any other vote required by law or this Certificate of Incorporation, without the written consent or affirmative vote of each of the Designated Holders, if any, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

(i) amend, alter or repeal any material provision of the Certificate of Incorporation or Bylaws of the Corporation or the certificate of incorporation, operating agreement, bylaws or similar governance document of any subsidiary of the Corporation, including, without limitation, any amendment or alteration that would have the effect of increasing or decreasing the authorized number of shares of Preferred Stock or Common Stock, increasing or decreasing the authorized number of directors constituting the Board of Directors or amending, altering, changing or repealing the rights, preferences or privileges of the shares of the Series E Preferred Stock;

(ii) create, grant, pledge, sell, offer, transfer or issue, or authorize the creation, grant, pledge, sale, offer, transfer or issuance, of any shares of capital stock of the Corporation or shares of capital stock or equity interests of any subsidiary of the Corporation (including any other securities convertible or exchangeable into or exercisable for any shares of such capital stock or such equity interests, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such equity interests or such convertible or exercisable or exchangeable securities) or reclassify any existing stock or equity interests into a new class or series of stock or interests other than (x) the issuance by the Corporation of (A) Options to purchase up to 11,500 shares of Common Stock authorized and reserved for issuance under the Company’s 2010 Equity Incentive Plan (“Equity Incentive Plan”) as of the Effective Time, (B) (i) warrants to purchase Common Stock, which are outstanding as of the Effective Time and not otherwise redeemed in the Redemption (as defined in and pursuant to the Series E Preferred Stock Purchase Agreement (as defined in Section 4.4.1(d) hereof)) and (ii) warrants to purchase Common Stock issued to the Purchasers (as defined in and pursuant to the Series E Preferred Stock Purchase Agreement (as defined in Section 4.4.1(d) hereof)), (C) shares of Common Stock issuable upon the exercise of such options or warrants, or (y) pursuant to the terms of any options, warrants, or other rights to acquire Common Stock (or securities convertible or exchangeable into Common Stock) outstanding as of the date hereof;

(iii) (A) enter into, or obligate the Corporation to enter into, any transaction that could constitute a Liquidation Event, a Deemed Liquidation Event or any similar extraordinary transaction involving or affecting the Corporation or any of its subsidiaries; (B) cause or permit any subsidiary of the Corporation to enter into, or obligate any subsidiary of the Corporation to enter into, any merger, amalgamation, consolidation, reorganization, recapitalization or similar extraordinary transaction; or (C) cause or permit any subsidiary of the Corporation to enter into, or obligate any subsidiary of the Corporation to enter into, any transaction that would dissolve, liquidate or wind-up any such subsidiary;

(iv) enter into, or cause or permit any subsidiary of the Corporation to enter into, or obligate the Corporation or any subsidiary of the Corporation to enter into, any transaction constituting the acquisition or disposition of another corporation or entity or assets thereof by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation or its applicable subsidiary acquires or disposes of, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation (or a division thereof) or entity (or a division thereof) or a majority of the voting power of equity ownership of such other entity;

(v) except pursuant to Section 4 of the Management Holders Agreement dated as of July 5, 2018 (the “Management Holders Agreement”), enter into, or cause or permit any subsidiary of the Corporation to enter into, any agreement, transaction or arrangement with (a) any stockholder of the Corporation, (b) any officer or director of the Corporation or any of the Corporation’s subsidiaries or stockholders, (c) any immediate family member of any officer or director covered by clause (13), or (d) any affiliate of any person covered in clauses (a), (b) or (c); provided, that a Designated Holder’s approval shall not be required under this Section 3.3(v) if such Designated Holder or any of its affiliates is the only party entering into the applicable agreement, transaction or arrangement with the Corporation or the subsidiary of the Corporation, as applicable (for the avoidance of doubt, the other Designated Holder will retain its rights under this Section 3.3 with respect to such agreement, transaction or arrangement);

(vi) enter into, or cause or permit any subsidiary of the Corporation to enter into, any new line of business that is material to the Corporation; make a change, or cause or permit any subsidiary of the Corporation to make a change, in any line of business if such change is material to the Corporation; cease to engage, or cause or pewit any subsidiary of the Corporation to cease to engage, in any line of business if such cessation is material to the Corporation; or obligate the Corporation or any subsidiary of the Corporation to do any of the foregoing;

(vii) except as approved by the Board of Directors (including a majority of the directors designated by the Designated Holders), incur, or cause or permit any subsidiary of the Corporation to incur, any indebtedness for borrowed money in excess of $1,000,000 individually or $3,000,000 in the aggregate in any fiscal year, or create, or authorize the creation of, or issue, or authorize the issuance of (or cause or permit any subsidiary to take any such action) any debt security, including, without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Corporation or any subsidiary of the Corporation and any security of the Corporation or any subsidiary of the Corporation which may represent a combination of debt and equity, except, in each case, as provided for in the Corporation or any subsidiary’s then-effective annual budget;

(viii) except as approved by the Board of Directors (including a majority of the directors designated by the Designated Holders), grant liens or other encumbrances, or cause or permit any subsidiary of the Corporation to grant liens or other encumbrances, on any assets of the Corporation or any subsidiary of the Corporation, except liens or encumbrances granted in the ordinary course of business consistent with past practice;

(ix) except as approved by the Board of Directors (including a majority of the directors designated by the Designated Holders), make, or cause or permit any subsidiary of the Corporation to make, capital or other expenditures in excess of $1,000,000 individually or $3,000,000 in the aggregate in any fiscal year, except, in each case, as provided for in the Corporation or any subsidiary’s then-effective annual budget;

(x) sell, lease, license or otherwise dispose of, or cause or permit any subsidiary of the Corporation to sell, lease, license or otherwise dispose of assets with a fair market value in excess of $1,000,000 individually or $3,000,000 in the aggregate, or otherwise outside of the ordinary course of business;

(xi) enter into, or cause or permit any subsidiary of the Corporation to enter into, any agreement or transaction with a third party that would materially and adversely affect the interests of any Designated Holder with respect to commercial arrangements between such Designated Holder or its affiliates, on the one hand, and the Corporation or its affiliates, on the other hand;

(xii) except as approved by the Board of Directors (including a majority of the directors designated by the Designated Holders), appoint, terminate or materially change the compensation of, or cause or permit any subsidiary of the Corporation to appoint, terminate or materially change the compensation of, the chief executive officer, president, chief financial officer, chief operating officer, chief technology officer, chief marketing officer or general counsel of the Corporation or any subsidiary of the Corporation;

(xiii) guarantee or lend money, or cause or permit any subsidiary of the Corporation to guarantee or lend money, outside of the ordinary course of business;

(xiv) except as approved by the Board of Directors (including a majority of the directors designated by the Designated Holders), approve, implement or amend any stock-based on equity-linked compensation plan for employees of the Corporation or any subsidiary of the Corporation, or any other material benefit plan provided to employees of the Corporation or any subsidiary of the Corporation;

(xv) commence or terminate (including by settlement or compromise) litigation or other actions or proceedings, or grant any forbearance or waiver that (A) involves claims exceeding $50,000 individually or $250,000 in the aggregate, or (B) otherwise material to the Corporation or any subsidiary of the Corporation;

(xvi) sell or otherwise transfer or dispose of any capital stock or equity interests of any subsidiary of the Corporation;

(xvii) commence any public offering of capital stock of the Corporation or of any capital stock or equity interests of any subsidiary of the Corporation except as described in Section 2.6(a) of the Stockholder Agreement;

(xviii) except as approved by the Board of Directors (including a majority of the directors designated by the Designated Holders), authorize or approve the annual budget of the Corporation or any subsidiary of the Corporation, or any amendments thereto;

(xix) declare, set aside, make or pay any dividend or other distribution, or cause or permit any subsidiary of the Corporation to declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, equity interests, property or otherwise, with respect to any of the capital stock of the Corporation or the capital stock or equity interests of any of its subsidiaries, other than any distribution related to repurchases of capital stock of the Corporation from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary pursuant to any written agreement approved by the Board of Directors;

(xx) except pursuant to Section 4 of the Management Holders Agreement, (A) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Corporation’s capital stock or securities convertible or exchangeable into or exercisable for any shares of the Corporation’s capital stock or (B) cause or permit any subsidiary of the Corporation to reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or equity interests or securities convertible or exchangeable into or exercisable for any of its capital stock or equity interests.

(xxi) make, or cause or permit any subsidiary of the Corporation to make, any assignment for the benefit of creditors or any actions with respect to its bankruptcy, receivership, reorganization or insolvency;

(xxii) except pursuant to Section 4 of the Management Holders Agreement, enter into, or cause or permit any subsidiary of the Corporation to enter into, a transaction with any affiliate, director, executive officer, partner, stockholder, member or manager of the Corporation or any subsidiary of the Corporation or any affiliate, director, executive officer, partner, stockholder, member or manager of any affiliate of the Corporation or any subsidiary of the Corporation, except the approval of a Designated Holder is not required if such Designated Holder (or affiliate thereof) is the only party transacting with the Corporation or any subsidiary of the Corporation;

(xxiii) except as approved by the Board of Directors (including a majority of the directors designated by the Designated Holders), exercise, or cause or permit any subsidiary of the Corporation to exercise, any consent or approval rights as an equity holder of (or by virtue of board or other applicable representation or control with respect to) any minority-owned entity or any successor entities thereof (by merger, acquisition of assets or otherwise), in each case with respect to any of the foregoing actions restricted by this Section 3.3; or

(xxiv) enter into, or cause or permit any subsidiary of the Corporation to enter into, any agreement to effect any of the foregoing actions restricted by this Section 3.3.

So long as the Stockholder Agreement is in effect, (i) the term “subsidiary” used in this Certificate shall be interpreted and applied consistently with the terms of the Stockholder Agreement, and (ii) without limiting the foregoing, the term “subsidiary” as used herein shall not be deemed to include or refer to any entity that is excluded from the definition of “Subsidiaries” in the Stockholder Agreement.

4. Optional Conversion.

The holders of the Series E Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Series E Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to the Series E Original Issue Price. Such initial Conversion Price, and the rate at which shares of Series E Preferred Stock may be converted into shares of Class A Common Stock shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a Liquidation Event or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series E Preferred Stock; provided such amounts are actually distributed to such holders upon the payment date.

4.2 Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Series E Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series E Preferred Stock the holder is at the time converting into Class A Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series E Preferred Stock to voluntarily convert shares of Series E Preferred Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Series E Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series E Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series E Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Series E Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Series E Preferred Stock represented by the surrendered certificate that were not converted into Class A Common Stock, make payment in cash as provided in Section 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and make payment of any declared but unpaid dividends on the shares of Series E Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Series E Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series E Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series E Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Class A Common Stock issuable upon conversion of the Series E Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Series E Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series E Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series E Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series E Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Series E Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth or any other applicable Section specified herein, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Original Issue Date” shall mean, with respect to the Series E Preferred Stock, the date on which the first share of Series E Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences or instruments of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable or exercisable for Common Stock, but excluding Options.

(d) “Series E Preferred Stock Purchase Agreement” means that certain Preferred Stock Purchase and Securities Redemption Agreement, dated as of July 5, 2018, by and among the Corporation and the parties named therein.

(e) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (i) the following shares of Common Stock, and (ii) the following shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (i) and (ii) collectively, “Exempted Securities”):

(i) shares of Common Stock issued or deemed issued pursuant to the Series E Preferred Stock Purchase Agreement;

(ii) shares of Common Stock issued or deemed issued as a dividend or distribution on the Series E Preferred Stock;

(iii) shares of Common Stock issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 4.5, 4.6, 4.7 or 4.8 below;

(iv) Options to purchase up to 11,500 shares of Common Stock authorized and reserved for issuance under the Equity Incentive Plan as of the Effective Time (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares);

(v) shares of Common Stock or Convertible Securities actually issued (A) upon the exercise of the Options described in subparagraph (iv) or upon the exercise of any Options outstanding immediately prior to the Effective Time; or (B) upon the conversion of Convertible Securities outstanding as of the Effective Time and not otherwise redeemed in the Redemption (as defined in the Series E Preferred Stock Purchase Agreement) or issued to the Purchasers as defined in and pursuant to the Series E Preferred Stock Purchase Agreement, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security and all adjustments to the Conversion Price resulting from the issuance of such Options or Convertible Securities have been made in accordance with this Section 4.4; and

(vi) shares of Class B Common Stock.

4.4.2 No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of any Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least seventy-five percent (75%) of the then-outstanding shares of the Series E Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock,

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security, or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or

Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Certain Adjustments of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(a) Adjustment of the Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i) “CP2” shall mean the Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock

(ii) “CP1” shall mean the Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(iii) ”A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Series E Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(iv) ”B” shall mean the number of shares of Common Stock that would have been issued or deemed issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(v) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and (iii)in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one (1) date Additional Shares of Common Stock that are a part of one (1) transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. In case the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of its outstanding Common Stock into a greater number of shares, the Conversion Price in effect immediately before that subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series E Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series E Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series E Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as such holders of Series E Preferred Stock would have received if all outstanding shares of Series E Preferred Stock held by such holders had been converted into Common Stock on the date of such event (or immediately prior to the record date for determining the holders entitled to receive the applicable dividend or distribution, as applicable).

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series E Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series E Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one (1) share of Series E Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series E Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series E Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series E Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series E Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series E Preferred Stock.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series E Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series E Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series E Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series E Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice and shall include a statement containing the Corporation’s best good faith estimate as of the date of such notice of the aggregate amount payable in respect of each share of capital stock of the Corporation in connection with such event (i) if each share of Series E Preferred Stock converts to Common Stock immediately prior to such event and (ii) if no share of Series E Preferred Stock converts to Common Stock prior to such event.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, on a U.S. stock exchange resulting in at least $40,000,000 of proceeds to the Corporation, net of underwriting discounts and commissions and expenses (a “Qualified IPO”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least seventy-five percent (75%) of the then-outstanding shares of Series E Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series E Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate and (ii) such converted shares of Series E Preferred Stock may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Series E Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series E Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series E Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Class A Common Stock to which such holder is entitled pursuant to this Section 5. At the Mandatory Conversion Time, all outstanding shares of Series E Preferred Stock shall be deemed to have been converted into shares of Class A Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series E Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the antepenultimate sentence of this Section 5.2. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series E Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series E Preferred Stock converted. In case the number of shares of Series E Preferred Stock represented by the certificate or certificates surrendered pursuant to this Section 5.2 exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series E Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. Such converted Series E Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series E Preferred Stock accordingly.

6. Acquired Shares. Any shares of capital stock of the Corporation or its subsidiaries (including any Reclassified Preferred Stock) which are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may hold such shares in treasury or exercise any voting or other rights granted to the holders of such capital stock following any such acquisition thereof

7. Waiver. Except as required by law or as otherwise provided herein, any of the rights, powers, privileges, preferences and other terms of the Series E Preferred Stock set forth herein may be waived on behalf of all holders of Series E Preferred Stock by the affirmative written consent or vote of the holders holding at least seventy-five percent (75%) of the shares of Series E Preferred Stock then outstanding.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series E Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

9. Certain Actions. The Corporation shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation under this Certificate of Incorporation, or seek to limit or circumvent any of the rights, powers, preferences and privileges of the Series E Preferred Stock, but shall at all times in good faith assist in carrying out all the provisions of this Certificate of Incorporation and in taking all such action as may be necessary or appropriate to protect each stockholders’ rights under this Certificate of Incorporation against impairment.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the

Corporation who is not and was not an employee or consultant of the Corporation or any of its subsidiaries, or (ii) any holder of Series E Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is or was an employee or consultant of the Corporation or any of its subsidiaries (collectively, “Covered Persons”); provided, that any matter, transaction or interest presented to, or acquired, created or developed by, or which otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation shall not be deemed to be an Excluded Opportunity.

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IN WITNESS WHEREOF, Thorne HealthTech, Inc. has caused this Sixth Amended and Restated Certificate of Incorporation to be signed by Paul F. Jacobson on a duly authorized officer of the Corporation, this 25th day of February, 2021.

By:	/s/ Paul F Jacobson
Name: Paul F Jacobson
Title: CEO